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APPALACHIAN BANCSHARES, INC.

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822 Industrial Boulevard

Ellijay, Georgia 30540

April 17, 2009

Dear Shareholder:

It is my pleasure to invite you, on behalf of the Board of Directors and Management of Appalachian Bancshares, Inc., the holding company for Appalachian Community Bank, Appalachian Community Bank, F.S.B., and Appalachian Real Estate Holdings, Inc., to our 2009 Annual Meeting of Shareholders, to be held on Tuesday, May 19, 2009, at 10:00 a.m., at the Gilmer County Bank Conference Center, 824 Industrial Boulevard, Ellijay, Georgia, 30540. At the meeting, we will report on our performance in 2008 and answer your questions. In spite of a global credit crisis, we would like to outline some of the accomplishments we made in 2008 and look forward to discussing our future plans with you.

Enclosed with this letter is the formal notice of the 2009 Annual Meeting of Shareholders, a proxy statement and a proxy card. The notice and proxy statement contain information about actions to be taken at the meeting. Our 2008 Annual Report is also enclosed for your information. We encourage you to review these materials, so that you will be fully informed about the matters that will be considered at the meeting.

Whether or not you are able to attend the meeting, please mark, sign and promptly return the proxy card. If you do attend the meeting, and would like to vote in person, you may do so, even if you have already returned your proxy card.

Thank you for your continued support. We look forward to seeing you at our meeting or receiving your proxy vote.

Sincerely,

/s/ Tracy R. Newton
Tracy R. Newton President and Chief Executive Officer

822 Industrial Boulevard

Ellijay, Georgia 30540

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Tuesday, May 19, 2009

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders of Appalachian Bancshares, Inc., the holding company for Appalachian Community Bank, Appalachian Community Bank, F.S.B., and Appalachian Real Estate Holdings, Inc., will be held on Tuesday, May 19, 2009, at 10:00 a.m. (local time), at the Gilmer County Bank Conference Center, 824 Industrial Boulevard, Ellijay, Georgia, for the following purposes:

1.	To elect two Class III directors for a three-year term;

2.	To transact any other business that may properly come before the meeting and any adjournment of the meeting.

Shareholders owning our common stock at the close of business on April 3, 2009, are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the meeting. If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction with this proxy statement, or you may need to contact the institution that holds your shares, in order to vote at our annual meeting.

By Order of the Board of Directors

/s/ Tracy R. Newton
Tracy R. Newton President and Chief Executive Officer

Ellijay, Georgia

April 17, 2009

PLEASE PROMPTLY COMPLETE AND RETURN THE ENCLOSED PROXY, SO

THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT

ATTEND. IF YOU WISH, YOU MAY REVOKE YOUR PROXY AT ANYTIME PRIOR

TO THE TIME IT IS VOTED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2009.

THE PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS, PROXY CARD, AND 2008

ANNUAL REPORT ARE AVAILABLE ONLINE AT http://www.apab.com

APPALACHIAN BANCSHARES, INC.

822 INDUSTRIAL BOULEVARD

ELLIJAY, GEORGIA 30540

(706) 276-8000

PROXY STATEMENT

For the Annual Meeting of Shareholders

To Be Held on May 19, 2009

Our Board of Directors is soliciting proxies for the 2009 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on matters brought before the meeting. We encourage you to read it carefully. We are distributing this proxy statement on or about April 17, 2009.

VOTING INFORMATION

The Board set April 3, 2009, as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to vote and to attend the meeting. Each share of our common stock is entitled to one vote. If you are a registered shareholder who wishes to vote at our annual meeting, you may do so by delivering your proxy card in person at the meeting. “Street name” shareholders who wish to vote at our annual meeting will need to obtain voting instructions from the institution that holds their shares. There were 5,475,701 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock, represented, in person or by proxy, at the meeting, will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Many of our shareholders hold their shares through a stockbroker, bank, or other nominee, rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting, unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

If you properly sign, return and do not revoke your proxy, J. Ronald Knight and Danny F. Dukes, the persons appointed as proxies at the meeting will vote your proxy as you have instructed on the proxy card. If you submit a proxy, but do not specify how you would like it to be voted, Messrs. Knight and Dukes will vote your proxy FOR the election of all nominees listed below under “Election of Directors”. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Messrs. Knight and Dukes will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before it is voted at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting. Brokers or nominees who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners to vote shares as to a particular proposal with respect to which the broker or nominee do not have discretionary power to vote are referred to as “broker non-votes”. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and other nominees, custodians and fiduciaries for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers, directors and regular employees may, at no additional compensation, assist in soliciting proxies in person, by telephone, by facsimile, or via other electronic means. Our officers and employees may assist in soliciting proxies, and we will reimburse them for reasonable out-of-pocket expenses they incur in connection with this process; however, they will not receive additional compensation.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with staggered terms. Therefore, the terms of approximately one-third of the members of the Board of Directors expire at each annual meeting. The current terms of the Class III directors will expire at the meeting. The terms of the Class I directors expire at the 2010 Annual Shareholders Meeting. The terms of the Class II directors will expire at the 2011 Annual Shareholders Meeting. Our directors and their classes are:

Class I	Class II	Class III
Alan S. Dover	Joseph C. Hensley	Tracy R. Newton
Charles A. Edmondson	Frank E. Jones	Kenneth D. Warren
Roger E. Futch	J. Ronald Knight

Shareholders will elect Class III directors at the meeting to serve a three-year term, expiring at the 2012 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the two nominees receiving the highest number of votes will be elected. Any shares not voted, whether by withheld authority, abstention, or otherwise, will have no effect on the outcome of the election of directors. There are no cumulative voting rights with respect to the election of directors.

The Board of Directors recommends that you elect Tracy R. Newton and Kenneth D. Warren as Class III directors.

If you submit a proxy, but do not specify how you would like it to be voted, the individuals appointed as proxies will vote your proxy to elect Mr. Newton and Mr. Warren. If either of these nominees is unable or fails to accept nomination or election, which we do not anticipate, the individuals appointed as proxies will vote, instead, for a replacement nominee to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

NOMINEES

(Class III Directors)

Set forth below is certain information about the nominees. Each of the nominees has served as a director of the company since 1996 and is also an organizer and director, since 1994, of our subsidiary, Appalachian Community Bank. Messrs. Newton and Warren were also organizers of our subsidiaries, Appalachian Community Bank, F.S.B. and Appalachian Real Estate Holdings, Inc. Messrs. Newton and Warren have served as directors of Appalachian Community Bank, F.S.B since 2007 and 2006, respectively, and as directors of Appalachian Real Estate Holdings, Inc. since 2008.

The Board of Directors unanimously recommends a vote “FOR” these nominees:

Tracy R. Newton, age 52, is the president and chief executive officer of our company and the bank. Mr. Newton has held these positions since the bank and company were formed in 1994 and 1996, respectively. Prior to formation of the bank, he served as executive vice president of the Bank of Ellijay where he was responsible for the development and implementation of bank policy and lending. Mr. Newton has lived in Ellijay his entire life and has over 30 years of banking experience in the Ellijay market.

Kenneth D. Warren, age 58, has been the president and owner of Warren’s Auto Sales, Inc., an automobile dealership in Ellijay, since 1980.

Class I and Class II Directors

Set forth below is also information about each of our Class I and Class II directors. Each director has served since 1996 and is also an organizer and director since 1994 of our subsidiary, Appalachian Community Bank, as well as an organizer and director of our subsidiaries, Appalachian Community Bank, F.S.B, and Appalachian Real Estate Holdings, Inc.

Alan S. Dover, age 52, has been the chief executive officer and principal owner of A.S. Dover Construction, Inc., a paving and excavating business, since 1980. Mr. Dover is also the principal owner of A.S. Dover Properties, Inc., a commercial real estate development firm, and A.S. Dover Development, Inc., a residential real estate development firm operating as A.S. Dover Communities. Mr. Dover is a Class I director.

Charles A. Edmondson, age 60, is our vice-chairman. Mr. Edmondson has been employed by State Farm Insurance since 1978. He currently is an agent in Blue Ridge and was previously an agent in Ellijay, where he also served as agency manager from 1983 to 1995. Mr. Edmondson is a Class I director.

Roger E. Futch, age 63, has been employed by the Ellijay Telephone Company since 1968. He currently serves as chief operations officer and executive vice president of Ellijay Telephone Company and Community Cable Television Company, Inc. He is also president and chief operations officer of ETC Communications, LLC. Mr. Futch is a Class I director.

Joseph C. Hensley, age 51, has been vice president of and a principal in A.S. Dover Construction, Inc., A.S. Dover Development, Inc., and A.S. Dover Properties, Inc. since 2002. Mr. Hensley is a Certified Public Accountant. Mr. Hensley is a Class II director.

Frank E. Jones, age 56, is the minister of the Ellijay Church of Christ, where he has served for 29 years. Mr. Jones also serves as Chairman of the Workforce Investment Act (“WIA”) Board for the Coosa Valley Regional Development Center and is also Chairman of the Georgia Workforce Leadership Association. Mr. Jones is a Class II director.

J. Ronald Knight, age 66, is the chairman of the board for both the company and bank. Mr. Knight was the president and part owner of Twin City Motors, Inc., an automobile dealership in Ellijay, from 1989 to 2008. Mr. Knight is currently retired. Mr. Knight is a Class II director.

Executive Officers

Set forth below is also information about our chief financial officer. Information regarding our president and chief executive officer, Tracy R. Newton, is set forth above.

Danny F. Dukes, age 47, was named chief financial officer of our company and bank on October 15, 2007 and was named interim chief operating officer of our company and bank on August 11, 2008. Mr. Dukes, a Certified Public Accountant, has more than 26 years in the banking industry, including 11 years experience in the role of chief financial officer of various community financial institutions in Georgia. From May 2005 until October 2007, Mr. Dukes worked as a Senior Project Lead with Callaway Partners, LLC. In that role, Mr. Dukes worked directly with the Director for Securities Accounting of Fannie Mae’s financial re-engineering, re-audit and financial restatement project. From November 2003 to May 2005, Mr. Dukes worked as an independent consultant, during which time, among other things, he assisted in the establishing a mortgage banking branch, raising capital and completing the application process for a de novo bank. Prior to this time as an independent consultant, Mr. Dukes spent five years as the chief financial officer of Chattahoochee National Bank, where he also served as the Human Resource Manager and the Management Information Systems Manager.

Family Relationships. There are no family relationships among any directors or executive officers of the company, bank or thrift.

Compensation of Directors and Executive Officers

Summary Compensation Table

The following table shows the compensation we paid to our three most highly compensated named executive officers, including our president and chief executive officer, for the years ended December 31, 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (4)	All Other Compensation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Tracy R. Newton	2008	$275,000	$12,290	$15,930	$281,143	$584,363
President and CEO of the Company and the Bank	2007	274,999	78,000	15,887	261,522	630,408

Danny F. Dukes (1) Executive Vice President, CFO and Interim COO of the Company and the Bank	2008 2007	$145,000 30,766	$12,353 6,000	$5,218 1,112	$8,905 1,500	$171,476 39,378

J. Keith Hales(2) (3) Former Executive Vice President and COO	2008 2007	$102,885 143,424	$25,000 54,889	$11,892 16,450	$28,491 25,705	$168,268 240,468

(1)	Mr. Dukes was appointed chief financial officer on October 15, 2007 and interim chief operating officer on August 11, 2008.

(2)	Mr. Hales’ annual salary was $120,000 effective as of January 1, 2007, and effective March 21, 2007 increased to $150,000 annually.

(3)	Mr. Hales resigned as chief operating officer of the company and the bank as of August 11, 2008.

(4)	Column (e) includes amounts recognized as expense by the Company during 2008 and 2007 without considering estimated forfeitures. Expense is recognized in years during which the option vests. Because of the vesting features of the awards and options, the 2008 and 2007 expense amounts include grants from 2005 through 2007. Valuation assumptions for the purposes of calculating the expense are included in the company’s Annual Report on Form 10-K for 2008 and 2007.

(5)	All other compensation in Column (g) includes the following amounts:

		401(K) Match (a)	Profit Sharing (a)	Other Compensation (b)	Totals
Tracy R. Newton	2008	$6,900	$—	$274,243	$281,143
	2007	6,750	22,500	232,272	261,522

Danny F. Dukes	2008	$745	$—	$8,160	$8,905
	2007	—	—	1,500	1,500

J. Keith Hales	2008	$—	$—	$28,491	$28,491
	2007	3,931	14,574	7,200	25,705

(a)	Amounts are reflected in the years earned but are paid in the following year.
(b)	See following narrative for itemization.

Our company maintains a 401(k)/Profit Sharing Plan whereby the company matched half of the 401(k) deferrals for all employees (up to a total match of half of 6% of base pay) and contributed 7% of salaries and bonus as profit sharing in 2007. The company did not make a profit sharing contribution in 2008. Both components are available to all employees who work at least 30 hours per week, have worked at least 1000 hours and have been with the company more than one year.

For 2008, other compensation for Mr. Newton includes amounts allocated pursuant to a salary continuation agreement with the company of $242,055 director fees in the amount of $18,000, above market interest earnings on deferred director fees in the amount of $170, medical insurance coverage of $13,377 and personal use of the company’s vehicle valued at $641. For 2007, other compensation for Mr. Newton includes amounts allocated pursuant to a salary continuation agreement with the company of $199,657, director fees in the amount of $18,000, above market interest earnings on deferred director fees in the amount of $70, medical insurance coverage of $12,700 and personal use of the company’s vehicle valued at $1,845.

For 2008, other compensation for Mr. Dukes includes personal use of the company’s vehicle valued at $4,260 and an automobile allowance in the amount of $3,900. For 2007 other compensation for Mr. Dukes includes an automobile allowance in the amount of $1,500.

For 2008, other compensation for Mr. Hales includes accrued paid time off of $24,591 and an automobile allowance in the amount of $3,900. For 2007, other compensation for Mr. Hales includes an automobile allowance in the amount of $7,200.

Compensation Components

Our compensation program consists of the following elements: (i) base salary, (ii) annual cash bonuses, (iii) long-term equity incentive awards, (iv) retirement plans and (v) perquisites and other benefits.

Base Salary

The salaries of our executive officers are designed to provide a level of compensation that is commensurate with similar financial institutions and appropriate for the overall responsibility of the executive. Salaries are reviewed annually, and adjustments, if any, are made based on our review of peer salaries to the extent they are comparable and available, as well as an evaluation of the individual executive’s responsibilities, job scope, and individual performance related to the goals established for the company by the Board of Directors.

Annual Cash Bonus

Bonus payments for our executive officers are determined annually, based on individual and company performance for the year. All bonus payments are approved by the compensation committee. For 2008, the compensation committee considered the company’s average net revenue growth over the three years ending December 31, 2008, as well as the individual executive’s performance, in determining the amount of each executive’s cash bonus.

Long-Term Incentive Compensation

We provide long-term compensation to our executive officers, in the form of equity compensation, in order to reward these executives for increases, over time, in our shareholder value. Historically, the primary form of equity compensation that we have awarded, under our 1997 Employee Stock Incentive Plan, our 2003 Stock Option Plan and our 2007 Equity Incentive Plan, has, consisted of incentive stock options. The 2007 Equity Incentive Plan, in addition to incentive and non-qualified stock options, also provides for the issuance of restricted stock and stock appreciation rights.

Retirement Plans

We sponsor a 401(k) plan which allows our executives to defer a portion of their compensation, and provides a discretionary matching contribution by the Company of up to 50% of employee contributions, up to 6% of the employee’s salary. We also make discretionary contributions, usually on an annual basis, to all of our employees’ 401(k) accounts, including our executive officers. In 2008, there were no discretionary contributions made. In 2007, we contributed, to each employee and executive officer, an amount equal to 7% of such employee’s salary and bonus for 2007 (up to a maximum total compensation amount of $225,000).

In addition, we have a non-qualified, supplemental retirement plan in place for certain of our executives, which consists of individual, unfunded agreements, or “Salary Continuation Agreements”, between the company and each of these executive officers. This plan was designed to enhance our ability to retain highly-qualified executives over the long-term. Pursuant to this plan, the company accrues, annually, a portion of the projected retirement benefits, at the levels necessary to assure that the net present value of the anticipated costs of the executive’s retirement benefit is fully accrued at the time the executive reaches normal retirement date. The plan also includes provisions for voluntary termination, involuntary termination, termination for cause, disability, death, and change in control.

Mr. Newton has entered into a salary continuation agreement with the company. The agreement provides that, upon reaching the projected normal retirement date (as defined in the agreement), Mr. Newton, for a prescribed number of years, an annual retirement benefit. The projected annual benefit is $227,000. The agreement also provides for payments upon the executive’s disability or death prior to his actual retirement, or upon his voluntary early termination or termination as a result of a change of control (as those terms are defined in the agreement). In the event of pre-retirement death, or death during payment of any benefit under the agreement, the designated benefits shall be paid to the executive’s beneficiary or, as the case may be, his estate.

Perquisites and Other Benefits

We offer perquisites to our executive officers, consistent with industry practices, as well as broad-based employee benefits, such as medical, dental, disability, and life insurance coverage.

Employment Agreements

No employment agreements exist between, or among, the company, the bank, the thrift, and any executive officer or director.

Change in Control Agreements

Messrs. Newton and Dukes have entered into a change-in-control agreement with the company. Pursuant to the terms of the agreement, if, during the three-year period following a change in control (as defined in the agreement), the executive’s employment is terminated “without cause,” or the executive terminates his employment for “good reason” (both as defined in the agreement), the executive will be paid a lump-sum amount equal to the sum of the following: (i) the higher of (x) two and ninety-nine hundreds times the executive’s annual base salary, or (y) two and ninety-nine hundreds times executive’s annual base salary for the three years immediately prior to his termination (for Mr. Dukes, the multiple is one times base salary); (ii) any previously awarded but unpaid bonus amount for a completed fiscal year prior to the termination; and (iii) a prorated annual bonus amount for the fiscal year in which the termination occurs; provided, however, in event that any payment to be received by executive upon a change a control or termination of executive’s employment would not be deductible (in whole or in part) by the company as a result of Section 280G of the Internal Revenue Code, then, to the extent necessary to make the remaining portion of the total change in control or termination benefits payable to executive deductible, the amounts payable under the agreement shall be reduced (if necessary, to zero). In addition, at the election of the executive, the company and the bank shall repurchase all options for shares in the company and the bank held by the executive, payable in a lump-sum amount.

Outstanding Equity Awards at Year End

The following table details all outstanding equity grants for the named executive officers as of December 31, 2008.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c )	(d)	(e)	(f)
Tracy R. Newton	2,304	3,456	—	19.75	5/23/2016
Tracy R. Newton	2,296	3,444	—	19.97	5/23/2016
Danny F. Dukes	1,000	4,000	—	13.94	10/15/2017
J. Keith Hales	—	—	—	—	N/A

(1)	Stock options outstanding granted to Mr. Newton in the amounts of 5,760 and 5,740 as well as options granted to Mr. Dukes in the amount of 5,000 are also discussed in the Summary Compensation Table (column e). Mr. Hales’ options were forfeited/expired following his termination.

The following table provides information as of December 31, 2008 regarding our four equity compensations plans: the 1997 Employee Stock Incentive Plan, the 1997 Directors’ Non-Qualified Stock Option Plan, the 2003 Stock Option Plan, and the 2007 Equity Incentive Plan; each of which has been approved by our shareholders.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (2)
Equity Compensation Plans Approved by Shareholders	273,460	$16.08	339,760
Equity Compensation Plans Not Approved by Shareholders	––	0.00	––

Total	273,460	$16.08	339,760

(1)	Includes options outstanding of 95,420 issued to employees under the 1997 Employee Stock Incentive Plan, 52,800 issued to directors from the 1997 Directors’ Non-Qualified Stock Option Plan, 97,240 and 28,000 options outstanding issued to employees and directors, respectively from the 2003 Stock Option Plan, and -0- issued to employees under the 2007 Equity Incentive Plan.

(2)	Remaining available securities include 39,760 in the 2003 Stock Option Plan and 300,000 in the 2007 Equity Incentive Plan.

Director Compensation

The company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. The following table provides information concerning compensation earned by the Board of Directors during the year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)		Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation (4)	Total ($)
(a)	(b)	(c)		(d)	(e)	(f)
Alan S. Dover	$37,500	$15,969	(5)	$1,510	$14,020	$68,999
Charles A. Edmondson	47,600	15,969	(5)		13,658	77,227
Roger E. Futch	45,600	15,969	(5)		13,446	75,015
Joseph C. Hensley	48,800	15,969	(5)		14,039	78,808
Frank E. Jones	51,800	15,969	(5)		13,906	81,675
J. Ronald Knight	65,000	16,388	(6)	1,571	21,166	104,125
Tracy R. Newton (7)
Kenny D. Warren	46,400	15,969	(5)	1,510	13,777	77,656

	$342,700	$112,202		$4,591	$104,012	$563,505

(1)	Amounts in column (b) include director retainer and meeting fees deferred under the Director Deferred Fee Plan for Messrs. Dover, Knight and Warren. Mr. Newton did not defer any amounts in 2008.

(2)	The number of outstanding option awards (vested and unvested) for each of our directors as of December 31, 2008, is as follows: (i) Mr. Dover—11,500 shares; (ii) Mr. Edmondson—11,500 shares; (iii) Mr. Futch—11,500 shares; (iv) Mr. Hensley—11,500 shares; (v) Mr. Jones—11,500 shares; (vi) Mr. Knight—11,800 shares; (vii) Mr. Newton—11,500 shares; and (viii) Mr. Warren—11,500 shares.

(3)	Reflects above-market interest earned with respect to deferred compensation.

(4)	Reflects amounts allocated pursuant to a salary continuation plan.

(5)	Includes amounts expensed under FAS 123R during the year ended December 31, 2008 for 7,500 options granted at a fair value of $6.88, and 4,000 options granted at a fair value of $7.02.

(6)	Includes amounts expensed under FAS 123R during the year ended December 31, 2008 for 7,800 options granted at a fair value of $6.88, and 4,000 options granted at a fair value of $7.02.

(7)	All compensation information Mr. Newton, the company’s President and Chief Executive Officer, is included in the Summary Compensation Table.

The same individuals who serve as directors of the company also served as directors of the bank and the thrift. In 2008, each non-employee director received $12,000 as a retainer to serve as director of the company, $18,000 as a retainer to serve as director of the bank, $300 monthly retainer (beginning in February 2008) to serve on a committee of the company, bank or thrift, and $100 for each regular committee meeting attended. The chairman of the board and the chairman of the audit committee each received an additional annual retainer of $9,000 and $3,000, respectively. Mr. Newton, our only employee director, received $12,000 as a retainer to serve as a director of the company and $6,000 as a retainer to serve as a director of the bank. In 2008, no director received any compensation in connection with his service as a director of the thrift.

The annual retainers and meeting fees are payable in cash or may be deferred under Appalachian Community Bank’s Director Deferred Fee Plan. During 2008, Messrs. Dover, Knight and Warren elected to defer a portion of their retainer and fees. Interest is credited to the deferral account balance at an annual rate determined by the return of average assets of the company, compounded annually at the end of the plan year and immediately prior to the distribution of any payments. Excess interest earned is the amount that is deemed unreasonable by the Internal Revenue Service. For 2008, the directors’ accumulated deferrals earned interest at a rate of 6.5%, and the reasonable rate for 2008 was 5.35% or less.

All directors are participants in the Appalachian Community Bank Director Salary Continuation Plan. This plan provides specified benefits to each of the directors, as members of a select group which contributes materially to the continued growth, development and future business success of the bank and the company. Generally, when a director retires at age 70, or has completed 20 years of service as a director, the bank will pay a fixed benefit amount in equal monthly installments commencing on the first day of the month following the retirement date. This benefit will be paid for each of the 10 consecutive 12 month periods next following the retirement date. The benefits start at $18,000 annually and increase 3% per year for a total annual benefit of $24,190.

The Salary Continuation Plan also contains provisions that provide for accelerated vesting upon a change in control, disability, or early termination. The Salary Continuation Plan also contains a provision that, if the director is terminated for cause, commits suicide or materially misstates any fact on any life insurance policy owned by the bank, or, if during certain periods following termination of employment, competes with the company, that these benefits will be forfeited. The director shall also have the right to designate a beneficiary to receive any benefits payable under the agreement.

Security Ownership of Certain

Beneficial Owners and Management

General

The following table shows how much common stock in the company is owned by the directors, certain executive officers, and owners of more than 5% of the outstanding common stock, as of March 31, 2009. Unless otherwise indicated, the business address for each beneficial owner below is 822 Industrial Boulevard, Ellijay, Georgia 30540.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Appalachian Bancshares, Inc. Employee Stock Ownership Plan With 401(k) Provisions	680,618	(3)	12.43%
Service Capital Partners, LP(4)	345,855		6.32
Alan S. Dover	115,515		2.11
Danny F. Dukes	2,000	(5)	*
Charles A. Edmondson	139,800		2.55
Roger E. Futch	96,078	(6)	1.75
Joseph C. Hensley	109,821	(7)	2.00
Frank E. Jones	83,900	(8)	1.53
J. Ronald Knight	171,125	(9)	3.12
Tracy R. Newton	201,789	(10)	3.68
Kenneth D. Warren	143,950	(11)	2.63

All directors and executive officers as a group (9 persons)	1,063,978		19.23

*	Constitutes less than 1% of the outstanding shares.

(1)	The information contained in this table with respect to common stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, which includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes shares of common stock that the individual has the right to acquire on or before June 1, 2009 (60 days from March 31, 2009), through the exercise of options granted under the 1997 Directors’ Non-Qualified Stock Option Plan, the 1997 Employee Stock Incentive Plan, or the 2003 Stock Option Plan. The number of shares underlying options that may be exercised on or before June 1, 2009 is as follows: (i) Mr. Dover – 6,900 shares; (ii) Mr. Dukes – 1,000 shares (iii) Mr. Edmondson – 6,900 shares; (iv) Mr. Futch – 6,900 shares; (v) Mr. Hensley – 6,900 shares; (vi) Mr. Jones – 6,900 shares; (vii) Mr. Knight – 7,080 shares; (viii) Mr. Newton – 6,900 shares; (ix) Mr. Warren – 6,900 shares; and (x) all directors and executive officers as a group (ten persons) – 56,380 shares.

(2)	For each individual, this percentage is determined by assuming the named person exercises all options which he has the right to acquire within 60 days, but that no other persons exercise any options or warrants. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 5,475,701 shares of common stock outstanding on March 31, 2008.

(3)	The Appalachian Bancshares, Inc. Employee Stock Ownership Plan With 401(k) Provisions is a defined contribution 401(k) Employee Stock Ownership Plan, established for the exclusive benefit of eligible employees of the company and its subsidiaries (the “401(k) Plan”). Reliance Trust Company, the Plan Trustee, shares voting and dispositive power with the Plan participants. By the terms of the Plan, the Plan Trustee votes common stock allocated to participant accounts as directed by participants. Common stock held by the Plan, but not yet allocated, is voted by the Plan Trustee. Investment direction may be exercised by the Plan participants and the Plan Trustee. The address of the 401(k) Plan is P.O. Box G, 829 Industrial Boulevard, Ellijay, Georgia 30540.

(4)	1700 Pacific Avenue, Suite 2020, Dallas, Texas 75201

(5)	Includes 1,000 shares held by Mr. Dukes’ individual retirement account.

(6)	Includes 880 shares held jointly by Mr. Futch and his son, 8,140 shares held by Mr. Futch’s spouse, as to which Mr. Futch disclaims beneficial ownership, and 13,858 shares held by Mr. Futch and his spouse as custodians for minor grandchildren, as to which Mr. Futch disclaims beneficial ownership. Includes 20,000 shares pledged.

(7)	Includes 53,021 shares held jointly by Mr. Hensley and his spouse. Includes 48,400 shares pledged.

(8)	Includes 8,800 shares held by Mr. Jones’ individual retirement account, as well as 1,210 shares held jointly by Mr. Jones and Robert F. Jones. Includes 28,270 shares pledged.

(9)	Includes 6,556 shares held by Mr. Knight’s spouse, as to which Mr. Knight disclaims beneficial ownership, 2,200 shares held by Mr. Knight’s spouse as custodian for his minor daughter, as to which Mr. Knight disclaims beneficial ownership, and 2,794 shares held in a trust benefiting his minor daughter (in which Mr. Knight is the trustee), as to which Mr. Knight disclaims beneficial ownership.

(10)	Includes 24,939 shares held by Mr. Newton’s individual retirement account. Includes 162,350 shares pledged.

(11)	Includes 79,000 shares pledged.

Meetings and Committees of the Board of Directors

The company’s Board of Directors presently consists of eight members. During the year ended December 31, 2008, the company’s Board of Directors held 13 meetings. All of the directors of the holding company, with the exception of Alan S. Dover, attended at least 75% of the aggregate of the board meetings and committee meetings on which such board members served during this period. We have adopted a policy which requires our directors to attend the annual shareholders’ meeting, absent unusual or extenuating circumstances. All eight of our directors attended the annual meeting last year.

Director Independence

Messrs. Dover, Edmondson, Futch, Hensley, Jones, Knight and Warren are “independent” directors, based upon the independence criteria set forth in Rule 4350 of the corporate governance listing standards of The NASDAQ Stock Market.

Independent Director Meetings in Executive Sessions

Our independent directors, as defined under the rules of the NASDAQ Stock Market, meet separately from our employee director, at such times as may be deemed appropriate by the independent directors. The independent directors met separately twelve times during 2008. Any independent director may call an executive session of independent directors at any time.

Communications with Shareholders

The Board of Directors has also implemented a process for shareholders of the company to send communications to the Board. Any shareholder desiring to communicate with the Board, or with specific individual directors, may so do by writing to Regina Todd, Secretary of the company, at Appalachian Bancshares, Inc., 822 Industrial Boulevard, Ellijay, Georgia 30540. The Secretary has been instructed by the Board to compile all such communications and to deliver them periodically to the addressees indicated thereon. The Secretary will not screen or edit such communications, but will deliver them in the form received from the shareholder.

Committees of the Board of Directors

The company’s Board of Directors has appointed a number of committees, including an audit committee and a corporate governance and executive compensation committee.

Audit Committee

The audit committee is composed of J. Ronald Knight, Frank E. Jones, and Joseph C. Hensley, who serves as chairman. Our Board has determined that each member of the audit committee is considered “independent” under Rule 4350 of the corporate governance listing standards of The NASDAQ Stock Market. In addition, the Board has determined that each member is financially literate as prescribed by the NASDAQ Stock Market listing standards and that Mr. Hensley qualifies as an audit committee financial expert under the SEC rules. The audit committee met 13 times in 2008.

The audit committee has the responsibility of reviewing the company’s financial statements, evaluating internal accounting controls, and determining that all audits and examinations required by law are performed. The audit committee recommends to the Board the appointment of the independent accountants for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent accountants the results of the audit and management’s responses. A copy of the audit committee charter is available on our website, www.apab.com. The charter outlines the committee’s responsibilities for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts and may be amended by the Board at any time. The audit committee reports its findings to the Board of Directors.

Report of the Audit Committee of the Board

The audit committee has reviewed and discussed with management and the independent auditors the audited financial statements of the company for fiscal year 2008. The audit committee has discussed with the independent auditors of the company the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the audit committee has received from the independent auditors the written disclosures and the letter required by the Public Company Oversight Board regarding auditor communications with the audit committee (Independence Discussions with Audit Committees), and has discussed with the independent auditors their independence from the company and its management.

In reliance on the review and discussions referred to above, the audit committee recommended to the company’s Board of Directors that the audited 2008 financial statements be included in the company’s Annual Report on Form 10-K for fiscal year ended December 31, 2008 for filing with the SEC.

Respectfully submitted,

The Audit Committee

Joseph C. Hensley

Frank E. Jones

J. Ronald Knight

Corporate Governance and Executive Compensation Committee

Our corporate governance and executive compensation committee, which we also refer to as the compensation committee, is composed of Roger E. Futch, Frank E. Jones and J. Ronald Knight, who serves as chairman. None of the members currently serves, or during the past three years has served, as an executive officer of an entity where any of the company’s executive officers served on the compensation committee. Each member is considered “independent” under Rule 4350 of corporate governance listing standards of The NASDAQ Stock Market.

The committee, which met 11 times during 2008, has the responsibility of approving the hiring and termination of members of senior management. In addition, the committee administers the company’s bonus and incentive plans and makes recommendations to the full Board of Directors with respect to any changes to such plans. The committee also reviews the compensation of all directors and employees, including the company’s chief executive officer, and approves all executive compensation packages proposed by the company’s chief executive officer. The committee also approves the company’s personnel policies.

A copy of the charter of the compensation committee is available on our website, www.apab.com.

Nomination of Directors

Our Board of Directors has elected not to have a nominating committee. Rather, the Board is of the view that the independent members of the Board, as defined under Rule 4350 of corporate governance listing standards of The NASDAQ Stock Market, shall identify, evaluate and nominate candidates for election to the Board. The company has no formal nominating process or written nominating committee charter; however, the company informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers of the Bank and Thrift, shareholders of the Company, and professionals in the financial services and other industries.

Our independent directors shall continue to assess the composition of the Board of Directors, on a regular and continuing basis, and to utilize both internal and external resources, including shareholder communications, as it deems necessary or desirable to identify and evaluate potential nominees. For directors previously elected by shareholders to serve on the Board and whose terms of service are expiring, the independent directors consider whether to recommend to the Board the nomination of those directors for re-election for another term of service. As we continue to grow, we may reconsider the need for, and establish, a nominating committee.

In evaluating potential director nominees, the company’s independent directors use a variety of criteria to evaluate the qualifications and skills necessary for members of our Boards. While no single factor is determinative, the following factors are considered by the nominating committee in considering any potential nominee:

Experience (in one or more of the following):

•	High-level leadership experience in business or administrative activities;

•	Breadth of knowledge about issues affecting the company and its subsidiaries;

•	The ability and willingness to contribute special competencies to Board activities; and

•	The ability to read and understand financial statements.

Personal Attributes:

•	Personal integrity;

•	Loyalty to the company and concern for its success and welfare;

•	Willingness to apply sound and independent business judgment;

•	Awareness of a director’s vital role in the company’s good corporate citizenship and its corporate image;

•	Availability for meetings and consultation on company matters;

•	Contacts within the community; and

•	The willingness to assume Board and fiduciary responsibilities.

In accordance with our bylaws, a shareholder may nominate persons for election as directors if written notice of the nomination is received at the principal executive offices of the company no less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days, no such proposal or item of business will be considered unless a shareholder delivers written notice thereof not less than 60 days nor more than 90 days prior to such annual meeting, or no later than the 10th day following the day on which public announcement of the date of such meeting is first made. Any submissions received after such date will not be considered until the following year’s annual shareholder meeting. The notice must be delivered to the Secretary of the company and set forth the following:

•

All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1034, as amended, including sufficient biographical information regarding the recommended candidate including age, his or her employment history for at least the previous five years (including employer names and a description of their business) and such person’s other board memberships, if any;

•

Sufficient biographical information regarding the recommended candidate including age, his or her employment history for at least the previous five years (including employer names and a description of their business) and such person’s other board memberships, if any;

•	The submission must be accompanied by a written consent of the individual to be named in the proxy statement as a nominee and to serve if elected by the shareholders; and

•	Evidence reasonably satisfactory to the company that such nominee has not interest that would limit his ability to fulfill the duties of a director.

The company does not pay a third party to assist in identifying and evaluating candidates. However, if and when deemed appropriate by the Board, a professional search firm may also be utilized to identify qualified candidates.

Code of Ethics

We have adopted a Code of Ethics that is specifically applicable to our senior financial officers, including our principal financial officer, and our principal accounting officer. We have also adopted a Code of Business Conduct and Ethics for all of our directors, officers and employees. Copies of the Code of Ethics and the Code of Business Conduct and Ethics are available without charge to shareholders upon request to the secretary of the company, at 822 Industrial Boulevard, Ellijay, Georgia 30540, and are also available on our website, at www.apab.com.

Auditing and Related Fees

Independent Public Accountants

Mauldin & Jenkins, LLC (“Mauldin & Jenkins”) served as our independent accountants for the fiscal year ended December 31, 2008. We have selected Mauldin & Jenkins to serve as our independent accountants for the year ending December 31, 2009. We expect that a representative from this firm will be present and available to answer appropriate questions at the annual meeting and will have an opportunity to make a statement if he or she desires to do so.

Audit Fees

Audit Fees. The aggregate fees billed for professional services rendered by Mauldin & Jenkins for the audit of the company’s annual financial statements and review of financial statements included in the company’s quarterly reports on Form 10-Q were $238,000 for fiscal year 2008 and $177,659 for fiscal year ended 2007.

Audit-Related Fees. The aggregate fees billed by Mauldin & Jenkins for audit-related fees beyond those reported in the previous paragraph, were $42,000 for fiscal year 2008 and $40,000 for fiscal year 2007, respectively. These fees relate to review of filings with the SEC, information system examinations, examination of the company’s 401(k) Plan, and general accounting assistance and advice.

Tax Fees. The aggregate fees billed for professional services rendered by Mauldin & Jenkins for tax compliance and advice, preparation of the company’s annual corporate income tax returns, and interim tax analyses were $23,000 for 2008 and $23,144 for fiscal year 2007.

All Other Fees. The aggregate fees billed for products and services provided by Mauldin & Jenkins, other than those reported in the three previous paragraphs, were $-0- for fiscal years 2008 and 2007.

All services described above were pre-approved by the Audit Committee.

Compensation Committee Interlocks and Insider Participation

Our Board of Directors has a compensation committee composed of Messrs. Futch, Knight and Jones. No member of the compensation committee was an officer or employee of the company or any of its subsidiaries during the year ended December 31, 2008, or was formerly an officer or employee of the company or any of its subsidiaries. Our Chief Executive Officer, however, did participate in deliberations regarding other executive officers. He was not involved in any decisions regarding his own compensation. In addition, during 2008, the bank purchased telecommunication, internet, cable and advertising services from Ellijay Telephone Company. Mr. Futch serves as executive vice president and chief operations officer of Ellijay Telephone Company. Amounts paid to Ellijay Telephone Company in 2008 amounted to $511,870, which represent standard terms no less favorable than could be obtained from an unaffiliated third party. Ellijay Telephone Company is the sole provider of these services in many of the markets that we serve.

Certain Relationships and Related Transactions

Interests of Management and Others in Certain Transactions

We enter into banking and other transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. None of such loans outstanding to directors or officers, members of their families or companies or firms with which they are associated was non-performing as of December 31, 2008. Total loans outstanding to all directors and executive officers of the company and the bank, or affiliates of such persons (including members of the immediate families of such persons or companies in which such persons had a 10% or more beneficial interest), amounted to an aggregate of $35.5 million at December 31, 2008. We intend for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

During 2008, the bank purchased telecommunication, internet, cable and advertising services from Ellijay Telephone Company in the ordinary course of business. Roger E. Futch, one of our directors, serves as executive vice president and chief operations officer of Ellijay Telephone Company. Amounts paid to Ellijay Telephone Company in 2008 amounted to $511,870, which represent standard terms no less favorable than could be obtained from an unaffiliated third party. Ellijay Telephone Company is the sole provider of these services in many of the markets that we serve.

On September 30, 2008 and October 30, 2008, Appalachian Community Bank issued an aggregate of $6,125,000 and $200,000, respectively, in 10% Fixed Rate Subordinated Notes, which mature on September 30, 2015 (the “Notes”). A portion of these Notes were issued to company directors. In September 2008, seven of the directors formed a limited liability company and purchased $4.0 million of these Notes. In addition, one of these same directors individually purchased $200,000 of these notes. The 10% annual interest on the Notes is payable semiannually in arrears on June 30 and December 31 of each year. The Bank paid $105,000 in interest payments on these notes to the directors during the year ended December 31, 2008. The Bank may redeem all or some of the Notes at any time beginning on September 31, 2013 at a price equal to 100% of the principal amount of such Notes redeemed plus accrued, but unpaid, interest to the redemption date. Payment of the principal on the Notes may be accelerated by holders of the Notes only in the case of the Bank’s insolvency or liquidation. There is no right of acceleration on the case of default in payment of principal of or interest on the Notes. The terms of the Notes are no less favorable to directors than unrelated holders of the Notes.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

As required by Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers, and 10% shareholders (“Reporting Persons”), are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on the company’s review of Forms 3, 4, and 5 furnished to us, all such reports for our Reporting Persons were filed in a timely fashion during 2008.

Shareholder Proposals for 2010 Annual Meeting

If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2010 Annual Meeting, they must deliver a written copy of their proposal to our principal executive offices no later than December 18, 2009. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials. A copy of the bylaws is available upon written request. Notices of intention to present proposals at the 2010 Annual Meeting of shareholders should be addressed to Regina Todd, Secretary, Appalachian Bancshares, Inc., 822 Industrial Boulevard, Ellijay, Georgia 30540.

Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. It is our policy that any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must be delivered to our Secretary, in writing, not less than 60 days, and not more than 90 days, prior to the first anniversary of the preceding year’s annual meeting.

ANNUAL REPORT ON FORM 10-K

A copy of our 2008 Annual Report to Shareholders accompanies this proxy statement. The 2008 Annual Report to Shareholders includes a copy of our Annual Report on Form 10-K, including financial statements and any financial statement schedules, as filed with the SEC. Copies of exhibits to the Form 10-K are also available to shareholders upon specific request. Such requests should be directed to Appalachian Bancshares, Inc., 822 Industrial Boulevard, Ellijay, Georgia 30540, Attention: Tracy R. Newton.

OTHER MATTERS

The Board is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof, in accordance with the judgment of the person or persons voting the proxies.

By Order of the Board of Directors

/s/ Tracy R. Newton
Tracy R. Newton President and Chief Executive Officer

Ellijay, Georgia

April 17, 2009

PROXY SOLICITED FOR ANNUAL MEETING

OF SHAREHOLDERS OF

APPALACHIAN BANCSHARES, INC.

To be held on May 19, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints J. Ronald Knight and Danny F. Dukes, or any of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Appalachian Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Gilmer County Bank Conference Center, 824 Industrial Boulevard, Ellijay, Georgia, 30540, on May 19, 2009, at 10:00 a.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: “FOR” Proposal No. l to elect the three identified Class III directors to serve on the Board of Directors each for three-year terms. If any other business is presented at the meeting, including a motion to adjourn the meeting, this proxy will be voted by the proxies in their best judgment.

1.	PROPOSAL to elect the three identified Class III directors to serve for three year terms.

Tracy R. Newton
Kenneth D. Warren

	☐	FOR all nominees listed	☐	WITHHOLD authority to vote
		(except as noted to the contrary below)		for all nominees

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), write that nominee’s name(s) in the space provided below.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THIS PROXY, USING THE ENCLOSED ENVELOPE.

NOTE: PLEASE SIGN EXACTLY AS NAME OR NAMES APPEAR ON YOUR STOCK CERTIFICATE. Where more than one owner is shown on your stock certificate, each owner must sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: , 2009
Signature of Shareholder
Please Print Name
Dated: , 2009
Signature of Shareholder (if held jointly)
Please Print Name